AMENDMENT NO. 1
TO THE
SETTLEMENT AGREEMENT

This Amendment No. 1 (the “Amendment”), effective as of July 14, 2013, by and among the persons and entities listed on Schedule A hereto (collectively, the “Icahn Group”, and individually a “member” of the Icahn Group) and Navistar International Corporation (the “Company”), amends and restates in its entirety that certain Settlement Agreement (the “Agreement”), effective as of October 5, 2012, by and among the Icahn Group and the Company. In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Board and Committee Representation.

(a) The Company agrees, subject to Section 1(b), for the period beginning on the date of this Amendment through the conclusion of the 2014 Annual Meeting (as hereinafter defined):

(i) for so long as the Icahn Group together with all controlled Affiliates of the members of the Icahn Group (such controlled Affiliates (as defined in Section 1(e), collectively and individually, the “Icahn Affiliates”), collectively beneficially own (for purposes of Section 1 of this Agreement, “beneficially own” shall have the meaning given to such term in Rule 13d-3 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) greater than (x) 5,627,925 shares of Common Stock (as defined below) or (y) 7% of then-outstanding shares of Common Stock (in each case, as adjusted from time to time for any stock split or reverse stock or reduced for any buyback in which the Company buys shares in the open market or in a tender offer on a basis equally available to all stockholders (to the extent that the Icahn Group or any Icahn Affiliate participates in any such buyback on a pro rata, or less than pro rata, basis); provided that the Icahn Group and the Other Shareholder (as defined below) shall be given notice and the opportunity to object by the Company prior to any such adjustment or proposed adjustment) (whichever is less, such number, the “7% Threshold”), to cause the appointment of one (1) person approved by the Company, such approval not to be unreasonably withheld or delayed (any such person, an “Acceptable Person”) to the board of directors of the Company (the “Board”) designated by the Icahn Group (any such person so designated or nominated pursuant to this Section 1(a)(i) or pursuant to Section 1(b), or any such person’s Replacement (as hereinafter defined), an “Icahn Nominee”, and, collectively, the “Icahn Nominees”); provided that Mr. Vincent J. Intrieri (the existing designee of the Icahn Group) shall continue to serve as the Icahn Nominee on the Board of the Company as of the date of this Amendment, until he resigns or is removed from the Board in accordance with the terms of this Agreement and the Company’s organizational documents, it being understood that, upon the resignation or removal of any Icahn Nominee, the Icahn Group shall be entitled to designate a Replacement pursuant to this Section 1(a)(i) and Section 1(c)(iii);

(ii) to cause the appointment of an additional Acceptable Person (or such person’s Replacement), mutually designated by the Icahn Group and the MHR Group (as defined in that certain Settlement Agreement, by and among the Company and the members of the MHR Group signatory thereto, effective as of October 5, 2012, as amended and restated in its entirety by Amendment No. 1 thereto, effective as of July 14, 2013 (the “Other Shareholder Agreement”; such MHR Group members entering into such Settlement Agreement, the “Other Shareholder”, and the person so mutually designated by the MHR Group and the Icahn Group, the “Mutual Designee”) to the Board, as a director (and, if such proposed designee is not an Acceptable Person, the Icahn Group and the Other Shareholder shall be entitled to continue designating a potential Mutual Designee until such proposed designee is an Acceptable Person), subject, if not previously executed, to such nominee’s execution and delivery to the Company of (x) the Company’s standard director nomination documentation in the form previously provided to the Icahn Group and (y) the resignation referred to in Section 1(f); provided that Mr. Samuel Merksamer, the Mutual Designee serving on the Board as of the date of this Amendment, shall continue to serve as the Mutual Designee on the Board as of the date of this Amendment until the earlier of (A) the conclusion of the 2014 Annual Meeting and (B) such time as he resigns or is removed from the Board in accordance with the terms of this Agreement and the Company’s organizational documents.

(b) The Company agrees, with respect to the 2014 Annual Meeting and any subsequent Annual Meeting:

(i) for so long as the Icahn Group together with the Icahn Affiliates collectively beneficially own a number of shares of Common Stock (as hereinafter defined):

A. greater than the 7% Threshold but less than or equal to (x) 9,647,871 or (y) 12% of then-outstanding shares of Common Stock (in each case, as adjusted from time to time for any stock split or reverse stock or reduced for any buyback in which the Company buys shares in the open market or in a tender offer on a basis equally available to all stockholders (to the extent that the Icahn Group or any Icahn Affiliate participates in any such buyback on a pro rata, or less than pro rata, basis); provided that the Icahn Group and the Other Shareholder shall be given notice and the opportunity to object by the Company prior to any such adjustment or proposed adjustment) (whichever is less, such number, the “12% Threshold”), to nominate (and cause the nomination of) a total of one (1) director to the Board designated by the Icahn Group; and

B. greater than the 12% Threshold, to nominate (and cause the nomination of) a total of two (2) directors to the Board designated by the Icahn Group; provided that if at any time the Icahn Group together with the Icahn Affiliates collectively beneficially own a number of shares of Common Stock constituting less than the 7% Threshold, the Company shall not be obligated to nominate any directors to the Board designated by the Icahn Group at any meeting of stockholders following such time as the Icahn Group together with the Icahn Affiliates collectively beneficially own shares of Common Stock constituting less than the 7% Threshold.

Any Icahn Nominee designated or nominated pursuant to Section 1(a) or this Section 1(b)(i) shall be designated by the Icahn Group in its discretion (and, if any such proposed designee is not an Acceptable Person, the Icahn Group shall be entitled to continue designating potential Icahn Nominee(s) until such proposed designee is an Acceptable Person, it being understood and agreed by the Company that Vincent J. Intrieri and Samuel Merksamer have each been determined by the Company to be an Acceptable Person prior to their respective appointments as the Icahn Nominee and the Mutual Designee and shall continue to be so provided that each remains in material compliance with (1) applicable stock exchange listing requirements, (2) the Company’s Corporate Governance Guidelines and (3) applicable Company policies (including but not limited to the Company’s Code of Conduct and Insider Trading Policy)), subject, if not previously executed, to such nominee’s execution and delivery to the Company of (x) the Company’s standard director nomination documentation in the form previously provided to the Icahn Group (which documentation shall include such nominee’s consent to be named as a nominee in the Company’s proxy statement for the Company’s 2014 annual meeting of stockholders, which the Company agrees shall not be held later than March 18, 2014 (the “2014 Annual Meeting”) and to serve as a director if so elected) (collectively, the “Nomination Documents”) and (y) the resignation referred to in Section 1(e); provided that if Samuel Merksamer or such other person as is then serving as the Mutual Designee on the Board as of the date of such nomination is nominated at the 2014 Annual Meeting as an Icahn Nominee, and he is elected at such meeting, then he shall continue as a director but, immediately after the 2014 Annual Meeting, shall cease to be the Mutual Designee and thereafter shall be an Icahn Nominee for all purposes under this Amendment; provided, further, that if an Icahn Nominee is nominated in replacement of the Mutual Designee serving on the Board of the Company on the date of such nomination, the Mutual Designee shall not be named as a nominee in the Company’s proxy statement for the 2014 Annual Meeting and shall cease to serve as a member of the Board upon such earlier time as (A) he resigns or is removed from the Board in accordance with the terms of this Agreement and the Company’s organizational documents (it being understood that, upon such resignation or removal, the Icahn Group and the Other Shareholder shall be entitled to designate a Replacement pursuant to Section 1(a)(ii) and Section 1(c)(iii)) and (B) the date upon which such Icahn Nominee has been elected to, and installed as a member of, the Board following the 2014 Annual Meeting;

(ii) to use commercially reasonable efforts to cause the election of the Icahn Nominees nominated pursuant to this Section 1(b) to the Board at the 2014 Annual Meeting and any subsequent Annual Meeting (including recommending that the Company’s stockholders vote in favor of the election of such Icahn Nominees, including such nominees in the Company’s proxy statement and in the Company’s slate of nominees for directors for the 2014 Annual Meeting and any subsequent Annual Meeting and otherwise supporting such nominees for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate).

(c) The Company agrees:

(i) that, and the Company hereby represents that, the Other Shareholder Agreement, including any amendments and/or exhibits thereto, contains the same terms and conditions as this Agreement, including the Confidentiality Agreement (as hereinafter defined), but with all references to the Icahn Group, the Icahn Affiliates and the Icahn Nominee under this Agreement being changed to the Other Shareholder, the Other Shareholder Affiliates and the Other Shareholder Nominee, as applicable, and such other modifications as are necessary or appropriate to reflect the Other Shareholder as a party;

(ii) subject to (A) compliance with applicable New York Stock Exchange listing requirements, being, as of the date hereof, those set forth in Sections 303A.02 and 303A.04 of the New York Stock Exchange listed company manual (the “NYSE Manual”) and (B) compliance with changes in applicable law after the date hereof, no later than July 17, 2013, and at all times thereafter provided an Icahn Nominee is a member of the Board, to include one Icahn Nominee on each of the Nominating and Governance Committee (or such other committee responsible for the organizational structure of the Board and its committees, including the search to identify a chief executive officer), the Audit Committee, the Compensation Committee and the Finance Committee, to the extent that there is a Finance Committee. The Company hereby acknowledges and agrees that the Icahn Nominee does not have a material relationship with the Company as such term is used in Section 303A.02 of the NYSE Manual by virtue of the Icahn Group’s beneficial ownership of shares of Common Stock as of the date hereof;

(iii) should any Icahn Nominee, or, during such time as there is a Mutual Designee, the Mutual Designee, resign from the Board or be rendered unable to, or refuse to, be nominated or appointed to, or to serve on, the Board, the Icahn Group, in the case of any Icahn Nominee, and the Icahn Group and the Other Shareholder, in the case of the Mutual Designee, shall be entitled to designate a replacement that is an Acceptable Person for each such Icahn Nominee or Mutual Designee (and if such proposed designee is not an Acceptable Person, the Icahn Group, in the case of any Icahn Nominee, and the Icahn Group and the Other Shareholder, in the case of the Mutual Designee, shall be entitled to continue designating a replacement until such proposed designee is an Acceptable Person) (a “Replacement”); and the Company shall take all action within its control necessary to satisfy the requirements under Sections 1(a)-1(c) with respect to such Replacement as promptly as practicable, including appointing such Replacement to the Board in place of the resigning Icahn Nominee or Mutual Designee (as applicable). Any such Replacement who becomes a Board member in replacement of an Icahn Nominee shall be deemed to be an Icahn Nominee for all purposes under this Agreement, and any such Replacement who becomes a Board member in replacement of the Mutual Designee shall be deemed to be the Mutual Designee for all purposes under this Agreement, and in each case, prior to his or her nomination or appointment to the Board, shall be required to execute the Nomination Documents and an irrevocable resignation as director in the form attached hereto as Exhibit B or Exhibit C (as applicable) and deliver it to the Company;

(iv) for any Annual Meeting of stockholders subsequent to the 2014 Annual Meeting, (x) to request, no more than 50 and no less than 40 business days before the advance notice deadline (the “Advance Notice Deadline”) set forth in Article I, Section 8 of the Company’s Amended and Restated Bylaws, as amended from time to time (the “Bylaws”), as such date may change from time to time, that the Icahn Group notify the Company in writing within five business days after receipt of such request (the “Icahn Notice”) of its proposed nominees pursuant to Section 1(b), and (y) to notify the Icahn Group in writing (such notice, the “Company Notice”), no less than 30 business days before the Advance Notice Deadline, of the persons to be nominated by the Company for election as directors at such Annual Meeting, which shall include any directors designated by the Icahn Group in the Icahn Notice in accordance with this Section 1(c)(iv) and Section 1(b); provided that, on or before the Advance Notice Deadline, each Icahn Nominee included in the Company Notice must notify the Company in writing if he or she will not consent to be named as a nominee in the Company’s proxy statement for such Annual Meeting. Other than in the event described in the proviso of the preceding sentence, the Company agrees to use commercially reasonable efforts to cause the election of any such nominees so nominated by the Company (including recommending that the Company’s stockholders vote in favor of the election of any such nominees, including such nominees in the Company’s proxy statement and in the Company’s slate of nominees for directors for such Annual Meeting and otherwise supporting any such nominee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate);

(v) that as of the date of this Amendment, the Company represents and warrants that the Board is composed of nine (9) directors and that there are no vacancies on the Board. The Company agrees not to increase the size of the Board to greater than nine (9) directors prior to the completion of the 2014 Annual Meeting; provided that, notwithstanding the foregoing, the Company shall be permitted to increase the size of the Board to ten (10) directors as shall be necessary to accommodate the election of the Icahn Nominees and Other Shareholder Nominees at the 2014 Annual Meeting. The Company agrees that, from and after the date of this Amendment, so long as an Icahn Nominee is a member of the Board, the Company shall not take any action, or support any person who is seeking, to increase the size of the Board above ten (10) directors, each having one vote on all matters; and

(vi) not to create an executive committee of the Board without the approval of a majority of the Board, which majority shall include (x) at least one Icahn Nominee and (y) provided that an Other Shareholder Nominee is a member of the Board, at least one Other Shareholder Nominee.

(d) If (A) the Icahn Group has elected to include no Icahn Nominees on the Company’s slate of nominees for election as directors at any Annual Meeting subsequent to the 2014 Annual Meeting pursuant to Section 1(c)(iv) of this Amendment, (B) the Board Representation Period for the Icahn Group has ended or (C) the Company has breached this Amendment by (x) failing to include in any applicable Company Notice the Icahn Nominees named pursuant to any Icahn Notice, (y) failing to comply with Section 1(b)(ii) or (z) failing to nominate any Icahn Nominee which the Icahn Group is entitled to designate pursuant to Section 1(a) or Section 1(b) of this Amendment and whom the Icahn Group has named in any Icahn Notice, in addition to any other remedies to which it may be entitled, the Icahn Group shall be free to nominate a slate of nominees for election as directors at such Annual Meeting in accordance with Article I, Section 8 of the Bylaws; provided that, with respect to clause (C) above, such nomination may be made without regard to the advance notice requirements contained in Article 1, Section 8 of the Bylaws.

(e) Notwithstanding anything in Section 1(b), if, at any time after the date of this Amendment, the Icahn Group, together with the Icahn Affiliates, collectively beneficially own (i) if two Icahn Nominees have been elected to the Board in accordance with Section 1(b), less than (w) 4,019,946 shares of Common Stock or (x) 5% of then-outstanding shares of Common Stock (in each case, as adjusted from time to time for any stock split or reverse stock or reduced for any buyback in which the Company buys shares in the open market or in a tender offer on a basis equally available to all stockholders (to the extent that the Icahn Group or any Icahn Affiliate participates in any such buyback on a pro rata, or less than pro rata, basis); provided that the Icahn Group and the Other Shareholder shall be given notice and the opportunity to object by the Company prior to any such adjustment or proposed adjustment) (whichever is less, such number, the “5% Threshold”) but a number of shares of Common Stock equal to or greater than (y) 2,009,973 or (z) 2.5% of then-outstanding shares of Common Stock (in each case, as adjusted from time to time for any stock split or reverse stock or reduced for any buyback in which the Company buys shares in the open market or in a tender offer on a basis equally available to all stockholders (to the extent that the Icahn Group or any Icahn Affiliate participates in any such buyback on a pro rata, or less than pro rata, basis); provided that the Icahn Group and the Other Shareholder shall be given notice and the opportunity to object by the Company prior to any such adjustment or proposed adjustment) (whichever is less, such number, the “2.5% Threshold”) as of such date, the Icahn Group shall cause one Icahn Nominee to promptly tender his or her resignation from the Board and any committee of the Board on which he or she then sits, and (ii) in all cases, a number of shares of Common Stock constituting less than the 2.5% Threshold as of such date, (1) the Icahn Group shall cause each Icahn Nominee to promptly tender his or her resignation from the Board and any committee of the Board on which he or she then sits and (2) the Company shall have no further obligations under this Section 1. In furtherance of this Section 1(e), any Icahn Nominee shall, prior to his or her appointment to the Board, and each member of the Icahn Group shall cause each such Icahn Nominee to, execute an irrevocable resignation as director in the form attached hereto as Exhibit B and deliver it to the Company. For purposes of this Agreement: the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(f) If, at any time after the date of this Amendment and prior to the 2014 Annual Meeting, the Board Representation Period (as defined in Section 2(a)) for either the Icahn Group or the Other Shareholder (such period with respect to the Other Shareholder as defined in the Other Shareholder Agreement) terminates, then the Mutual Designee shall promptly tender his or her resignation from the Board and any committee of the Board on which he or she then sits; provided, however that if, and so long as, the Board Representation Period remains in effect during such time for either the Icahn Group or the Other Shareholder (either the Icahn Group or the Other Shareholder, as applicable, the “Continuing Shareholder”) and such group beneficially owns at least (x) 8,039,893 shares of Common Stock or (y) 10% of then-outstanding shares of Common Stock (in each case, as adjusted from time to time for any stock split or reverse stock or reduced for any buyback in which the Company buys shares in the open market or in a tender offer on a basis equally available to all stockholders (to the extent that the Icahn Group or any Icahn Affiliate participates in any such buyback on a pro rata, or less than pro rata, basis); provided that the Icahn Group and the Other Shareholder shall be given notice and the opportunity to object by the Company prior to any such adjustment or proposed adjustment) (whichever is less, such number, the “10% Threshold”), then the Icahn Group or the Other Shareholder, as applicable, shall be entitled to designate an Acceptable Person as a Replacement to replace the Mutual Designee. If the Continuing Shareholder does not beneficially own a number of shares of Common Stock constituting at least the 10% Threshold, then the Continuing Shareholder shall cease to have any rights related to the designation or nomination of the Mutual Designee under this Agreement. In furtherance of this Section 1(f), the Mutual Designee shall, prior to his or her appointment to the Board, execute an irrevocable resignation as director in the form attached hereto as Exhibit C and deliver it to the Company.

(g) Any Icahn Nominee or, during such time as there is a Mutual Designee, the Mutual Designee, may resign from the Board at any time effective upon receipt of written notice to the Chairman of the Board, with copies to each of the Chairman of the Nominating and Governance Committee and the Board’s outside legal counsel; provided that no Icahn Nominee or Replacement thereof, who is named as a nominee for election to the Board in the Company’s proxy statement for an Annual Meeting, may resign from the Board during the period from the date on which such nominee grants his or her consent to be named as a nominee in the Company’s proxy statement for such annual meeting until the date that is the first business day following such Annual Meeting.

2. Certain Other Matters.

(a) So long as the Company has complied and is complying with its obligations set forth in this Amendment, from and after the date of this Amendment until the later of (x) the first business day following the 2014 Annual Meeting and (y) the 10th business day following the date that no Icahn Nominee is a member of the Board (it being understood that if no Icahn Nominee is a member of the Board due to circumstances in which the Icahn Group would be entitled to designate a Replacement pursuant to Section 1(c)(iii), an Icahn Nominee shall be deemed to continue to be a member of the Board for all purposes of this Agreement until such time as the Icahn Group irrevocably waives in writing any right to designate such a Replacement or designates such a Replacement) (the later of the foregoing periods, the “Board Representation Period”), except as expressly permitted by the terms of this Amendment, no member of the Icahn Group shall, directly or indirectly, and each member of the Icahn Group shall cause each Icahn Affiliate not to, directly or indirectly, (i) solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to the Voting Securities (as defined below), or from the holders of the Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter), (ii) encourage, advise or influence any other person or assist any third party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any other type of referendum (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter), (iii) form or join in a partnership, limited partnership, syndicate or other group, including without limitation a group as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities (it being understood that a Permitted Person (or Permitted Persons), as long as it is (or they are) such, engaging in Permitted Activities (each as defined in the Rights Agreement) shall not be deemed to be or create a partnership, limited partnership, syndicate or other group, including without limitation a group as defined under Section 13(d) of the Exchange Act, for purposes of this clause (iii)), or otherwise support or participate in any effort by a third party with respect to the matters set forth in clause (i) above, (iv) present at any Annual Meeting or any special meeting of the Company’s stockholders any proposal for consideration for action by stockholders or (except as explicitly permitted by this Agreement) propose any nominee for election to the Board, other than through action at the Board by any Icahn Nominee acting in his or her capacity as such, (v) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting of stockholders (an “Annual Meeting”)) or deposit any of the Voting Securities held by the Icahn Group or the Icahn Affiliates in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any Annual Meeting except as provided in Section 2(b) below, (vi) make any request under Section 220 of the Delaware General Corporation Law, (vii) make, or cause to be made, by press release or similar public statement to the press or media, any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages (as distinct from objective statements reflecting business criticism), the Company, its officers or its directors or any person who has served as an officer or director of the Company in the past or (viii) institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions). As used in this Agreement, the term “Voting Securities” shall mean the common stock, par value $0.10 per share, of the Company (the “Common Stock”) and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies. No activity that is a “Permitted Activity” as defined in the Rights Agreement as of the date of this Amendment shall constitute a violation of this Section 2(a) or 2(c) regardless of whether the Rights Agreement is then in effect.

(b) So long as the Company has complied and is complying with its obligations set forth in this Agreement, during the Board Representation Period, each member of the Icahn Group shall (1) cause, in the case of all Voting Securities owned of record, and (2) instruct the record owner, in the case of all shares of Voting Securities Beneficially Owned but not owned of record, directly or indirectly, by it, or by any Icahn Affiliate, as of the record date for any Annual Meeting within the Board Representation Period, in each case that are entitled to vote at any such Annual Meeting, to be present for quorum purposes and to be voted, at all such Annual Meetings or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at such Annual Meeting and (ii) in accordance with the recommendation of the Board for the ratification of the appointment of the Company’s independent public accounting firm set forth in the Company’s proxy statement for any such Annual Meeting.

(c) So long as the Company has complied and is complying with its obligations set forth in this Agreement, during the Board Representation Period, each member of the Icahn Group agrees (and agrees to cause each Icahn Affiliate to comply with the provisions of this Section 2(c)) not to (A) acquire (in the aggregate with all other members of the Icahn Group and all Icahn Affiliates) Beneficial Ownership of Voting Securities that would exceed the greater of one share of any Voting Securities less than (x) 20.0% of the then total outstanding Voting Securities and (y) the percentage of outstanding shares then used in the definition of Acquiring Person (as defined in the Rights Agreement, as amended from time to time, dated as of June 19, 2012, between the Company and Computershare Inc., successor-in-interest to Computershare Shareowner Services LLC, as Rights Agent (the “Rights Agreement”)) or a similar provision in any New Rights Plan (as hereinafter defined) (clause (x) or (y), as applicable, the “Ownership Limit”); provided, however, if the Rights Agreement is terminated, eliminated, expires or is otherwise no longer in effect, then this Section 2(c)(A) shall be of no further force and effect and no Ownership Limit shall apply to the Icahn Group or (B) without the prior approval of the Board, directly, or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly or to the Company) or participate in, any (1) tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries or (2) form of business combination or acquisition or other transaction relating to a material amount of the assets of the Company or any of its subsidiaries. As used in this Agreement, the term “Beneficial Ownership” of “Voting Securities” means ownership of (solely by virtue of owning an economic interest in or the right to vote or cause to vote): (i) Voting Securities, (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise) and (iii) any other economic exposure to Voting Securities, including, without limitation, through any derivative transaction that gives any such person or any of such person’s controlled Affiliates the economic equivalent of ownership of an amount of Voting Securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of Voting Securities, or which provides such person or any of such person’s controlled Affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any change in the value of Voting Securities, in any case without regard to whether (x) such derivative conveys any voting rights in Voting Securities to such person or any of such person’s controlled Affiliates, (y) the derivative is required to be, or capable of being, settled through delivery of Voting Securities, or (z) such person or any of such person’s controlled Affiliates may have entered into other transactions that hedge the economic effect of such Beneficial Ownership of Voting Securities. For purposes of this Section 2(c), no Person shall be, or be deemed to be, the “Beneficial Owner” of, or to “beneficially own,” any securities beneficially owned by any director of the Company to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company and no person shall be deemed to have Beneficial Ownership of any securities owned by a Permitted Person as defined in the Rights Agreement (or New Rights Plan) solely as a result of engaging in any Permitted Activity with such Permitted Person.

(d) Each member of the Icahn Group hereby releases the Company and its subsidiaries, and each and all of their respective past or present directors, officers, stockholders, employees, advisors, attorneys, agents, predecessors, successors and assigns, from any and all claims of any kind whatsoever, whether known or unknown, accrued or unaccrued, that any member of the Icahn Group may have that arise out of acts, events, transactions, decisions, statements, disclosures or omissions, whether known or unknown, occurring before October 5, 2012 and that relate to the Company.

3. Public Announcements. No earlier than 8:30 a.m., New York City time, on the first trading day after the date of this Amendment, the Company shall announce this Amendment and the material terms hereof by means of a press release reasonably satisfactory to the parties (in the form so released, the “Press Release”). Neither the Company nor the Icahn Group shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party. The Company acknowledges that the Icahn Group will comply with its obligations under Section 13(d) of the Exchange Act and intends to file this Amendment as an exhibit to its Schedule 13D.

4. Confidentiality Agreement. The Company hereby agrees that: (i) each Icahn Nominee is permitted to and may provide confidential information in accordance with the terms of the confidentiality agreement in the form attached hereto as Exhibit D (the “Confidentiality Agreement”) and (ii) the Company will execute and deliver the Confidentiality Agreement to the Icahn Group substantially contemporaneously with execution and delivery thereof by the other signatories thereto.

5. Rights Agreement. The Company hereby:

(a) (i) waives, as of the date hereof, any right available to the Company under the Rights Agreement that could allow the Company to assert or declare that the Icahn Group is, or at any time prior to the date hereof became, an Acquiring Person (as defined in the Rights Agreement), and (ii) agrees, as of the date hereof, not to assert, declare or claim in any manner whatsoever, that the Icahn Group is, or previously became, an Acquiring Person, in each case, based on, relating to, or concerning, any event, action, conduct, discussion or communication that has occurred prior to the date hereof;

(b) (i) agrees that entering into this Agreement or exercising any rights under Section 1(a)(ii) or 1(c)(iii) of this Agreement shall not result in the Icahn Group having previously become, or becoming, an Acquiring Person (as defined in the Rights Agreement or any provision having a similar effect under any New Rights Plan (as defined below)), and (ii) waives, as of the date hereof and at such later time, any right available to the Company under the Rights Agreement that could allow the Company to assert or declare that any matter referred to in clause (b)(i) resulted in the Icahn Group having previously become, or becoming, an Acquiring Person;

(c) agrees that the agreements and waivers set forth in clauses (a) and (b) above by the Company shall constitute a determination and interpretation by the Board pursuant to Section 29 of the Rights Agreement for the purpose of administering the Rights Agreement;

(d) within four (4) business days following the date hereof, agrees to file with the SEC a fully executed copy of Amendment No. 5 (“Amendment No. 5”) to the Rights Agreement in substantially the form attached hereto as Exhibit E and dated and effective as of the date hereof, which form of amendment has been approved by the Board on or prior to the date hereof; and

(e) so long as an Icahn Nominee is a member of the Board, and except for Amendment No. 5, agrees not to (i) amend, modify, supplement or replace the Rights Agreement, except for any amendment, modification or supplement the sole purpose of which is to extend the expiration date of the Rights Agreement, or (ii) adopt a New Rights Plan, that, in each case, would be inconsistent with, or restrict the rights, powers, or privileges created by this Section 5 (including but not limited to the Rights Agreement) unless such amendment, modification, supplement, replacement or New Rights Plan is approved by a majority of the Board, which majority shall include (x) at least one Icahn Nominee and (y) provided that an Other Shareholder Nominee is a member of the Board, at least one Other Shareholder Nominee. For purposes of this Agreement, a “New Rights Plan” shall mean any plan or arrangement (including any related rights agreement) of the sort commonly referred to as a “rights plan” or “stockholder rights plan” or “shareholder rights plan” or “poison pill” that is designed to prevent or make more difficult a hostile takeover of the corporation by increasing the cost to a potential acquirer in such a takeover either through the issuance of new rights, shares of common stock or preferred stock or any other security or device that may be issued to stockholders of the corporation other than ratably to all stockholders of the corporation that carry severe redemption provisions, favorable purchase provisions or otherwise, and any related rights agreement.

6. Letter Agreement with Respect to DGCL Section 203.  Simultaneously with their entry into this Amendment, the parties hereto agree to enter into a letter agreement substantially in the form of Exhibit F hereto with respect to certain matters relating to Section 203 of the Delaware General Corporation Law.

7. Other Shareholder Agreement. From and after the date hereof, so long as an Icahn Nominee is a member of the Board, the Company agrees that if it amends, modifies or waives the Other Shareholder Agreement or grants any rights, or otherwise enters into any arrangement, agreement or understanding with the Other Shareholder relating to the types of matters contemplated by this Agreement or any exhibits hereto that provide any right more favorable than those set forth in this Agreement, that the Company shall offer the same rights to the Icahn Group.

8. Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that:

(a) Such party has all requisite company power and authority to execute and deliver this Amendment and to perform its obligations hereunder;

(b) This Amendment has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and

(c) This Amendment will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

9. Representations and Warranties of Icahn Group. Each member of the Icahn Group jointly represents and warrants that, as of the date of this Amendment, (i) they collectively Beneficially Own, an aggregate of 11,845,167 shares of Common Stock and (ii) except for such ownership, no member of the Icahn Group, individually or in the aggregate with all other members of the Icahn Group and Icahn Affiliates, has any other Beneficial Ownership of, and/or economic exposure to, any Voting Securities, including, without limitation, through any derivative transaction described in the definition of “Beneficial Ownership” above.

10. Board Resolution. The Company hereby represents and warrants that the Board has adopted the resolutions in the form attached as Exhibit G.

11. Miscellaneous. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

12. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13. Entire Agreement. The Agreement, as amended and restated in its entirety by this Amendment, and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

14. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy and email is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:	Navistar International Corporation 2701 Navistar Drive Lisle, Illinois 60532 Facsimile: (331) 332-2261 Email: curt.kramer@navistar.com Attention: Curt Kramer

 With a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Facsimile: (212) 558-3588 Email: aquilaf@sullcrom.com hamiltonb@sullcrom.com Attention: Francis J. Aquila Brian E. Hamilton
If to the Icahn Group:	Icahn Associates Corp. 767 Fifth Avenue, 47th Floor New York, New York 10153 Attention: Keith Cozza Facsimile: (212) 688-1158 Email: Kcozza@sfire.com

With a copy to (shich shall not constitute notice):
Icahn Associates Corp. 767 Fifth Avenue, 47th Floor New York, New York 10153 Attention: Keith Schaitkin Facsimile: (212) 688-1158 Email: kls@sfire.com

15. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

16. Counterparts. This Amendment may be executed in two or more counterparts which together shall constitute a single agreement.

17. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

18. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

19. Fees and Expenses. Neither the Company, on the one hand, nor the Icahn Group, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement.

20. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Amendment, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment, or caused the same to be executed by its duly authorized representative as of the date first above written.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Curt A. Kramer
Name:	Curt A. Kramer
Title:	Corporate Secretary

ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP

By:	Hopper Investments LLC, general partner
By:	Barberry Corp., its sole member

By:	/s/ Edward E. Mattner
Name:	Edward E. Mattner
Title:	Authorized Signatory

ICAHN CAPITAL LP
By:	IPH GP LLC, its general partner
By:	Icahn Enterprises Holdings L.P., its sole member
By:	Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By:	Icahn Enterprises Holdings L.P., its sole member
By:	Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By:	Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By:	/s/ SungHwan Cho
Name:	SungHwan Cho
Title:	Chief Financial Officer

/s/ Carl C. Icahn
Carl C. Icahn

SCHEDULE A

Barberry Corp.
Beckton Corp.
Carl C. Icahn
Icahn Capital LP
Icahn Enterprises Holdings L.P.
Icahn Enterprises G.P. Inc.
Icahn Offshore LP
Icahn Onshore LP
Icahn Partners LP
Icahn Partners Master Fund LP
Icahn Partners Master Fund II LP
Icahn Partners Master Fund III LP
IPH GP LLC
High River Limited Partnership
Hopper Investments LLC

EXHIBIT A

[RESERVED]

EXHIBIT B

FORM OF IRREVOCABLE RESIGNATION

_________, 201_

Board of Directors
Navistar International Corporation
2701 Navistar Drive
Lisle, Illinois 60532

Re:	Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1(c)(iii) or 1(e) of that certain Settlement Agreement, effective as of October 5, 2012, between Navistar International Corporation and the members of the Icahn Group signatory thereto, as amended and restated in its entirety by Amendment No. 1, effective as of July [●], 2013 (the “Amendment”). Capitalized terms used herein but not defined shall have the meaning set forth in the Amendment. Effective only upon, and subject to, such time as the Icahn Group, together with all of the Icahn Affiliates, collectively “beneficially own” (as defined in Rule 13d-3 under the Exchange Act) a number of shares of Common Stock constituting less than the [5% Threshold]/[2.5% Threshold], I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.
Sincerely,

__________________________
Name:

EXHIBIT C

FORM OF IRREVOCABLE RESIGNATION
_______, 201_

Board of Directors
Navistar International Corporation
2701 Navistar Drive
Lisle, Illinois 60532

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1(c)(iii) or 1(f) of that certain Settlement Agreement, effective as of October 5, 2012, between Navistar International Corporation and the members of the Icahn Group signatory thereto, as amended and restated in its entirety by Amendment No. 1, effective as of July [●], 2013 (the “Amendment”) and Section 1(f) of that certain Settlement Agreement, effective as of October 5, 2012, between Navistar International Corporation and the members of the Other Shareholder signatory thereto, as amended and restated in its entirety by Amendment No. 1, effective as of July [●], 2013. Capitalized terms used herein but not defined shall have the meaning set forth in the Amendment. Effective only at such time that the Board Representation Period for either the Icahn Group or the Other Shareholder terminates, I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

Sincerely,

_____________________
Name:

EXHIBIT D

[CONFIDENTIALITY AGREEMENT]

NAVISTAR INTERNATIONAL CORPORATION

[ ], 201[ ]

To: [Each of the persons or entities listed on Schedule A hereto (the “Icahn Group”)]

Ladies and Gentlemen:

This letter agreement shall become effective upon the appointment of any Icahn Nominee to the Board of Directors (the “Board”) of Navistar International Corporation (the “Company”) at which time the parties shall execute the signature page hereto. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Settlement Agreement (the “Settlement Agreement”), effective as of October 5, 2012, among the Company and the Icahn Group, as amended and restated in its entirety by Amendment No. 1, effective as of July [●], 2013. The Company understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, the Icahn Nominee may, if and to the extent he or she desires to do so (in his or her sole and absolute discretion), disclose information he or she obtains while a member of the Board to you and your Representatives (as hereinafter defined) and to any Designating Person that has executed a confidentiality agreement with the Company and its attorneys, directors, officers and employees subject to such confidentiality agreement, and may discuss such information with any and all such persons. As a result, you may receive certain non-public information regarding the Company. You acknowledge that this information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company. In consideration for, and as a condition of, the information being furnished to you and, subject to the restrictions in paragraph 2, your attorneys, directors, officers and employees (collectively, the “Representatives”), you agree to treat any and all information concerning the Company or any of its subsidiaries or affiliates that is furnished to you or your Representatives (regardless of the manner in which it is furnished, including without limitation in written or electronic format or orally, gathered by visual inspection or otherwise) by any Icahn Nominee, or by or on behalf of the Company, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Evaluation Material”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth. The term “Designating Person” shall mean any Person that has entered into an agreement with the Company pursuant to which such person has the right to designate one or more members of the Board and a designee of such Person is serving as a member of the Board at such time.

1. The term “Evaluation Material” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this letter agreement or any obligation of confidentiality, (ii) was within your or any of your Representatives’ possession on a non-confidential basis prior to its being furnished to you by any Icahn Nominee, or by or on behalf of the Company or its agents, representatives, attorneys, advisors, directors, officers or employees (collectively, the “Company Representatives”) or (iii) is received from a source other than any Icahn Nominee, the Company or any of the Company Representatives; provided, that in the case of (ii) or (iii) above, the source of such information was not believed to you, after reasonable inquiry of the disclosing person, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such information at the time the same was disclosed.

2. You and your Representatives will, and you will cause your Representatives to, (a) keep the Evaluation Material strictly confidential and (b) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may disclose any of such information: (A) to your Representatives (i) who need to know such information for the sole purpose of advising you and (ii) who are informed by you of the confidential nature of such information; provided, further, that you will be responsible for any violation of this letter agreement by your Representatives as if they were parties hereto, except that you will not be so responsible with respect to any such Representative who has executed a copy of this letter agreement as an Additional Signatory and delivered such signed copy to the Company or (B) to any Designating Person who has executed a copy of a confidentiality agreement with the Company and its attorneys, directors, officers and employees subject to such confidentiality agreement. It is understood and agreed that no Icahn Nominee shall disclose to you or your Representatives any Legal Advice (as defined below) that may be included in the Evaluation Material with respect to which such disclosure would constitute waiver of the Company’s attorney client privilege or attorney work product privilege; provided, however, that an Icahn Nominee may provide such disclosure if such Icahn Nominee shall not have taken any action, or failed to take any action, that has the purpose or effect of waiving attorney-client privilege or attorney work product privilege with respect to any portion of such Legal Advice and if reputable outside legal counsel of national standing provides the Company with a written opinion that such disclosure will not waive the Company’s attorney client privilege or attorney work product privilege with respect to such Legal Advice. “Legal Advice” as used herein shall be solely and exclusively limited to the advice provided by legal counsel and shall not include factual information or the formulation or analysis of business strategy.

3. In the event that you or any of your Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Evaluation Material, you will promptly notify (except where such notice would be legally prohibited) the Company in writing by facsimile and certified mail so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at its cost and expense. Nothing herein shall be deemed to prevent you or your Representatives, as the case may be, from honoring a subpoena, legal process or other legal requirement that requires discovery, disclosure or production of the Evaluation Material if (a) you produce or disclose only that portion of the Evaluation Material which your outside legal counsel of national standing advises you is legally required to be so produced or disclosed and you inform the recipient of such Evaluation Material of the existence of this letter agreement and the confidential nature of such Evaluation Material; or (b) the Company consents in writing to having the Evaluation Material produced or disclosed pursuant to the subpoena, legal process or other legal requirement. In no event will you or any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material. It is understood that there shall be no “legal requirement” requiring you to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other transactions with respect to, the Common Stock of the Company or otherwise proposing or making an offer to do any of the foregoing or making any offer, including any tender offer, or you would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder.

4. You acknowledge that (a) none of the Company or any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and (b) none of the Company or any of the Company Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. You and your Representatives shall not directly or indirectly initiate contact or communication with any executive or employee of the Company other than the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer concerning Evaluation Material, or to seek any information in connection therewith from any such person other than the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, without the prior consent of the Company; provided, however, the restriction in this sentence shall not in any way apply to any Icahn Nominee or other Board members.

5. All Evaluation Material shall remain the property of the Company. Neither you nor any of your Representatives shall by virtue of any disclosure of and/or your use of any Evaluation Material acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. At any time after the date on which no Icahn Nominee is a director of the Company, upon the request of the Company for any reason, you will promptly return to the Company all hard copies of the Evaluation Material and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Evaluation Material in your or any of your Representatives’ possession or control (and, upon the request of the Company, shall certify to the Company that such Evaluation Material has been erased or deleted, as the case may be). Notwithstanding the return or erasure or deletion of Evaluation Material, you and your Representatives will continue to be bound by the obligations contained herein.

6. You acknowledge, and will advise your Representatives, that the Evaluation Material may constitute material non-public information under applicable federal and state securities laws, and that you shall not, and you shall use your commercially reasonable efforts to ensure that your Representatives, do not, trade or engage in any derivative or other transaction, on the basis of such information in violation of such laws.

7. You hereby represent and warrant to the Company that (i) you have all requisite company power and authority to execute and deliver this letter agreement and to perform your obligations hereunder, (ii) this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (iii) this Agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting you, and (iv) your entry into this Agreement does not require approval by any owners or holders of any equity interest in you (except as has already been obtained).

8. Any waiver by the Company of a breach of any provision of this letter agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter agreement. The failure of the Company to insist upon strict adherence to any term of this letter agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

9. You acknowledge and agree that the value of the Evaluation Material to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. You further acknowledge and agree that in the event of an actual or threatened violation of this letter agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, you acknowledge and agree that, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware. In the event that any action shall be brought in equity to enforce the provisions of this letter agreement, you shall not allege, and you hereby waive the defense, that there is an adequate remedy at law.

10. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this letter agreement or the transactions contemplated by this letter agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this letter agreement or the transactions contemplated by this letter agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS LETTER AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

11. This letter agreement and the Amendment contain the entire understanding of the parties with respect to the subject matter hereof and thereof and this letter agreement may be amended only by an agreement in writing executed by the parties hereto.

12. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:	Navistar International Corporation 2701 Navistar Drive Lisle, Illinois 60532 Attention: Curt Kramer Facsimile: (331) 332-2261 Email: curt.kramer@navistar.com

With a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Attention: Francis J. Aquila Brian E. Hamilton Facsimile: (212) 558-3588 Email: aquilaf@sullcrom.com hamiltonb@sullcrom.com

if to the Icahn Group:	Icahn Associates Corp. 767 Fifth Avenue, 47th Floor New York, New York 10153 Attention: Keith Cozza Facsimile: (212) 688-1158 Email: Kcozza@sfire.com

With a copy to (which shall not constitute notice):

Icahn Associates Corp. 767 Fifth Avenue, 47th Floor New York, New York 10153 Attention: Keith Schaitkin Facsimile: (212) 688-1158 Email: kls@sfire.com

13. If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

14. This letter agreement may be executed in two or more counterparts which together shall constitute a single agreement.

15. This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company. This letter agreement, however, shall be binding on successors of the parties hereto.

16. The Icahn Group shall cause any Replacement for an Icahn Nominee appointed to the Board pursuant to Section 1(c)(iii) of the Amendment to execute a copy of this letter agreement.

17. This letter agreement shall expire two (2) years from the date on which any Icahn Nominee ceases to be a director of the Company; except that you shall maintain in accordance with the confidentiality obligations set forth herein any Evaluation Material constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).

[Signature Pages Follow]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

NAVISTAR INTERNATIONAL CORPORATION

By: ____________________________________
    Name:
    Title:

Accepted and agreed as of the date first written above:

ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
By: Barberry Corp., its sole member
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp., its sole member

By: ____________________________________
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By: ____________________________________
Name: Sung Hwan Cho
Title: Chief Financial Officer

____________________________________
Carl C. Icahn

____________________________________
Vincent J. Intrieri

____________________________________
Samuel Merksamer

____________________________________
Additional Signatory

SCHEDULE A

Barberry Corp.
Beckton Corp.
Icahn Capital LP
Icahn Enterprises Holdings L.P.
Icahn Enterprises G.P. Inc.
Icahn Offshore LP
Icahn Onshore LP
Icahn Partners LP
Icahn Partners Master Fund LP
Icahn Partners Master Fund II LP
Icahn Partners Master Fund III LP
IPH GP LLC
High River Limited Partnership
Hopper Investments LLC
Carl C. Icahn
Vincent J. Intrieri
Samuel Merksamer

EXHIBIT E

AMENDMENT NO. 5 TO
RIGHTS AGREEMENT

This Amendment No. 5 (this “Amendment”) is dated as of July 14, 2013 (the “Effective Date”), and amends that certain Rights Agreement, dated as of June 19, 2012, as amended to date (the “Rights Agreement”), between Navistar International Corporation, a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation, successor-in-interest to Computershare Shareowner Services LLC, as rights agent (the “Rights Agent”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Rights Agreement.

WHEREAS, on July 14, 2013, the Board determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein;

WHEREAS, in accordance with Section 27 of the Rights Agreement, prior to the Distribution Date, the Company may, and the Rights Agent, if directed by the Company, shall, from time to time supplement or amend the Rights Agreement without the approval of any holders of shares of Common Stock;

WHEREAS, the Rights Agent is hereby directed to join in this Amendment; and

WHEREAS, an officer of the Company has delivered to the Rights Agent a certificate as to the compliance of this Amendment with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

Section 1.  Amendment of the Rights Agreement

1.1 The definition of the term “Icahn Agreement” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Icahn Agreement” means the Settlement Agreement, dated as of October 5, 2012, among the Company and the signatories thereto, as amended from time to time.

1.2 Section 1(a) of the Rights Agreement, the definition of the term “Acquiring Person”, is hereby amended and restated in its entirety as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of twenty percent (20%) or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company, or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (iv) any Person who becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company (or any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of 20% or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing one percent (1%) or more of the shares of Common Stock then outstanding, (v) any such Person who has reported or is required to report such ownership (but less than 20%) on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the disposition of the Common Stock) and, within 10 Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of 19.99% inadvertently or without knowledge of the terms of the Rights and who or which, together with all Affiliates and Associates, thereafter reduces such Person’s, together with its Affiliates’ and Associates’, Beneficial Ownership to less than 20% of the shares of Common Stock then outstanding; provided, however, that if the Person requested to so certify fails to do so within ten (10) Business Days or breaches or violates such certification, then such Person shall become an Acquiring Person immediately after such 10 Business Day period or such breach or violation, or (vi) an Exempt Person, but only for so long as such Exempt Person, together with such Person’s Affiliates and Associates, does not, while such Person is an Exempt Person, become the Beneficial Owner of a higher percentage of the shares of Common Stock then outstanding (other than as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by the Company (or any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan)) as compared to the percentage of shares of Common Stock outstanding Beneficially Owned by such Exempt Person as of the Exempt Time.

1.3 Section 1(r) of the Rights Agreement, the definition of the term “Exempt Person”, is hereby amended and restated in its entirety as follows:

“Exempt Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, is, as of the Exempt Time, the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding. Notwithstanding anything to the contrary provided in this Agreement, any Exempt Person who, together with such Person’s Affiliates and Associates, after the Exempt Time becomes the Beneficial Owner of less than 20% of the shares of Common Stock then outstanding shall cease to be an Exempt Person and shall be subject to all the provisions of this Agreement in the same manner as any Person who is not and was not an Exempt Person.

1.4 Section 1(s) of the Rights Agreement, the definition of the term “Exempt Time”, is hereby amended and restated in its entirety as follows:

“Exempt Time” means June 20, 2012.

1.5 Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

(a) Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed and properly completed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) 5:00 P.M., New York City time, on June 18, 2015 or such later date as may be established by the Board prior to the expiration of the Rights (such date, as it may be extended by the Board, the “Final Expiration Date”), or (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, or (iii) the time at which the Rights may be exchanged as provided in Section 24 hereof, or (iv) the time at which all of the Rights expire pursuant to Section 13(d) hereof (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the “Expiration Date”).

Section 2.Exhibit C to the Rights Agreement is hereby amended and restated in its entirety as set forth in Exhibit A hereto.

Section 3.No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective on the Effective Date.

Section 4.Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 5.Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State applicable to contracts made and to be performed entirely within such State; provided, however, that all provisions regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York, without regard to the principles or rules concerning conflicts of law which might otherwise require application of the substantive laws of another jurisdiction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 5 to Rights Agreement as of the date first above written.

NAVISTAR INTERNATIONAL CORPORATION

By:	______________________
Name: Curt A. Kramer
Title: Secretary

COMPUTERSHARE INC.

By:	______________________
Name: Robert Buckley
Title: Senior Vice President

  EXHIBIT A

FORM OF

SUMMARY OF RIGHTS TO PURCHASE

PREFERRED STOCK

On June 19, 2012, the Board of Directors (the “Board”) of Navistar International Corporation, a Delaware corporation (the “Company”), authorized and declared a dividend distribution of one right (a “Right”) for each outstanding share of the common stock of the Company, par value $0.10 per share (the “Common Stock”), to stockholders of record at the close of business on June 29, 2012 (the “Record Date”). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share (a “Unit”) of a newly authorized series of Junior Participating Preferred Stock, Series A, par value $1.00 per share (the “Preferred Stock”), at a purchase price of $140.00 per Unit, subject to adjustment (the “Purchase Price”). The complete terms of the Rights are set forth in a Rights Agreement, dated as of June 19, 2012, as amended to date, between the Company and Computershare Inc., successor-in-interest to Computershare Shareowner Services LLC, as Rights Agent (the “Rights Agreement”).

Rights Certificates; Exercise Period.

Initially, the Rights will be attached to all shares of Common Stock then outstanding, and no separate rights certificates (“Rights Certificates”) will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Stock and a distribution date (a “Distribution Date”) will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of twenty percent (20%) or more of the outstanding shares of Common Stock (the “Stock Acquisition Date”), other than as a result of repurchases of stock by the Company or certain inadvertent actions by certain stockholders or (ii) 10 business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. For purposes of the Rights Agreement, beneficial ownership is defined to include ownership of derivative securities.

Until a Distribution Date, (i) the Rights will be evidenced by the certificates for the Common Stock (or, in the case of shares reflected on the direct registration system, by the notations in the book-entry account system) and will only be transferable with such Common Stock, (ii) new Common Stock certificates issued after the Record Date will contain a legend incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

The Rights are not exercisable until a Distribution Date and will expire at 5:00 P.M., New York City time on June 18, 2015, unless such date is extended or the Rights are earlier redeemed, exchanged or terminated.
As soon as practicable after a Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on a Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board, only shares of Common Stock issued prior to a Distribution Date will be issued with Rights.

Flip-in Trigger.

In the event that a person or group of affiliated or associated persons becomes an Acquiring Person, except pursuant to an offer for all outstanding shares of Common Stock which the independent directors determine to be fair and not inadequate and to otherwise be in the best interests of the Company and its stockholders after receiving advice from one or more investment banking firms, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below. Any person who, together with its affiliates and associates, beneficially owns 20% or more of the outstanding shares of Common Stock as of the time of first public announcement of the Rights Agreement (an “Exempt Person”) shall not be deemed an Acquiring Person, but only for so long as such person, together with its affiliates and associates, does not, while such person is an Exempt Person, become the Beneficial Owner of a higher percentage of the shares of Common Stock then outstanding (other than as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by the Company (or any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan)) as compared to the percentage of shares of Common Stock outstanding Beneficially Owned by such Exempt Person as of the Exempt Time.

Flip-over Trigger.

In the event that, at any time following the Stock Acquisition Date, (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and the Common Stock of the Company is changed or exchanged, or (iii) 50% or more of the Company’s assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the “Triggering Events.”

Exchange Feature.

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which have become null and void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

Equitable Adjustments.

The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a dividend on the Preferred Stock payable in shares of Preferred Stock, a subdivision or split of outstanding shares of Preferred Stock, a combination or consolidation of Preferred Stock into a smaller number of shares through a reverse stock split or otherwise, or reclassification of the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights, options or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of cash (excluding regular quarterly cash dividends), assets, evidences of indebtedness or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

Redemption Rights.

At any time until ten business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.

Miscellaneous.

Until a Right is exercised, the holder thereof, as such, will have no separate rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends in respect of Rights. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company or in the event of the redemption of the Rights as set forth above.

Amendment.

Any of the provisions of the Rights Agreement may be amended by the Board prior to a Distribution Date. After a Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement. Notwithstanding the foregoing, no amendment may be made (other than to cure any ambiguity) at a time when the Rights are not redeemable.

Anti-Takeover Effects.

The Rights may have certain anti-takeover effects. The Rights may cause substantial dilution to any person or group that attempts to acquire the Company without the approval of the Board. As a result, the overall effect of the Rights may be to render more difficult or discourage a merger, tender offer or other business combination involving the Company that is not supported by the Board.

A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A or a Current Report on Form 8-K. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

EXHIBIT F

[Section 203 Waiver]

EXHIBIT G

RESOLVED, that the Board of Directors (the “Board”) of Navistar International Corporation (the “Company”) has considered, and hereby deems advisable and in the best interests of the Company and its stockholders, that the Company enter into an amended and restated settlement agreement with Carl Icahn and certain of his affiliates (collectively, the “Icahn Group”), substantially in the form presented to the Board (the “Icahn Amendment”);

FURTHER RESOLVED, that the Icahn Amendment, and the performance by the Company of its obligations thereunder, be, and they hereby are, authorized and approved in all respects;

FURTHER RESOLVED, that each of the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, any Vice President, any Senior Vice President, the General Counsel, the Secretary, the Treasurer and any Assistant Secretary of the Company (each an “Authorized Officer” and, collectively, the “Authorized Officers”) are, and each of them individually hereby is, authorized and directed to execute and deliver in the name of and on behalf of the Company, the Icahn Amendment, together with any amendments or supplements thereto and all documentation and any related agreements to be entered into by the Company in connection therewith deemed necessary, appropriate or desirable by the Authorized Officer to effectuate the foregoing, containing such changes or additions thereto as the Authorized Officer executing the same shall, in his or her sole discretion, approve, such approval to be conclusively evidenced by the execution and delivery thereof, and that the Authorized Officers are, and each of them individually hereby is, authorized to prepare, execute and deliver, or cause to be prepared, executed and delivered, such further agreements and documents and to take such actions as contemplated by the Icahn Amendment or as such Authorized Officers deem necessary, appropriate or desirable to carry out the intent of these resolutions;

FURTHER RESOLVED, that the requirement in Section 2 of the Company’s Corporate Governance Guidelines requiring that a director resign upon a change in his or her principal occupation or primary business affiliation is waived with respect to any director designated by the Icahn Group and/or the MHR Group pursuant to the Icahn Amendment and/or the MHR Amendment, as applicable;

FURTHER RESOLVED, that the Icahn Amendment and, if executed and delivered by the MHR Group and the Company, the MHR Amendment, contemplates that the Rights Agreement, as amended from time to time, dated as of June 19, 2012 (the “Rights Agreement”), with Computershare Inc., successor-in-interest to Computershare Shareowner Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”), will be amended substantially in the form in the form described to the Board (“Amendment No. 5”);

FURTHER RESOLVED, that the Board has considered, and hereby declares it advisable and in the best interests of the Company and its stockholders to enter into Amendment No. 5;

FURTHER RESOLVED, that the Board is permitted to authorize Amendment No. 5 pursuant to Section 27 of the Rights Agreement without the approval of holders of shares of common stock of the Company;

FURTHER RESOLVED, that Amendment No. 5 be, and it hereby is, authorized and approved in all respects;

FURTHER RESOLVED, that the Board directs the Authorized Officers to direct the Rights Agent, pursuant to Section 27 of the Rights Agreement, to enter into Amendment No. 5;

FURTHER RESOLVED, that the Authorized Persons be, and each of them individually hereby is, authorized, in the name and on behalf of the Company, to execute, deliver and enter into Amendment No. 5, with such changes therein as shall be approved by any such Authorized Person, such approval to be conclusively evidenced by his or her execution thereof;

FURTHER RESOLVED, that the acquisition by the Icahn Group of 15% or more, but less than 20%, of the voting power of the shares of voting stock of the Company issued and outstanding from time to time, whether in a single transaction or multiple transactions from time to time, be, and hereby is, approved, such that the restrictions contained in Section 203 of the Delaware General Corporation Law (“Section 203”) shall not apply by virtue of Section 203(a)(i);

FURTHER RESOLVED, that the Board has considered, and hereby deems advisable and in the best interests of the Company and its stockholders, that the Company enter into an agreement with the Icahn Group (the “203 Waiver”) with respect to certain matters relating to Section 203;

FURTHER RESOLVED, that the 203 Waiver, and the performance by the Company of its obligations thereunder, be, and they hereby are, authorized and approved in all respects;

FURTHER RESOLVED, that each of the Authorized Officers are, and each of them individually hereby is, authorized and directed to execute and deliver in the name of and on behalf of the Company, the 203 Waiver, together with any amendments or supplements thereto and all documentation and any related agreements to be entered into by the Company in connection therewith deemed necessary, appropriate or desirable by the Authorized Officer to effectuate the foregoing, containing such changes or additions thereto as the Authorized Officer executing the same shall, in his or her sole discretion, approve, such approval to be conclusively evidenced by the execution and delivery thereof, and that the Authorized Officers are, and each of them individually hereby is, authorized to prepare, execute and deliver, or cause to be prepared, executed and delivered, such further agreements and documents and to take such actions as contemplated by the 203 Waiver or as such Authorized Officers deem necessary, appropriate or desirable to carry out the intent of these resolutions;